Exhibit 99.1

NEWS RELEASE
LINN ENERGY ANNOUNCES PRICING OF ITS PUBLIC OFFERING OF 10,000,000 UNITS
HOUSTON, December 9, 2010 — LINN Energy, LLC (NASDAQ: LINE) announced today the pricing of its public offering of 10,000,000 units of its limited liability company interests at a price to the public of $35.92 per unit. The underwriters have an option to purchase up to an additional 1,500,000 units from the Company at the public offering price less the underwriting discount. The offering is expected to settle and close on December 14, 2010, subject to customary closing conditions.
The Company expects to receive net proceeds of approximately $344 million (or approximately $396 million if the underwriters exercise their option to purchase an additional 1,500,000 units) from the offering and intends to use the proceeds to reduce debt under the Company’s revolving credit facility and for general corporate purposes.
RBC Capital Markets, Barclays Capital, Citi, UBS Investment Bank, Wells Fargo Securities, Credit Suisse, and Raymond James acted as joint book-running managers for the offering. A copy of the prospectus supplement and the base prospectus relating to the offering may be obtained from:

RBC Capital Markets, LLC
Attn: Equity Syndicate
3 World Financial Center
200 Vesey Street
New York, NY 10281
Phone: (877) 822-4089

Barclays Capital
c/o Broadridge, Integrated Distribution Services
1155 Long Island Avenue
Edgewood, NY 11717
Phone: (888) 603-5847
Email: Barclaysprospectus@broadridge.com

Citi
Brooklyn Army Terminal
140 58th Street
Brooklyn, NY 11220
Phone: (877) 858-5407
Email: batprospectusdept@citi.com
UBS Investment Bank
Attn: Prospectus Department
299 Park Avenue
New York, NY 10171
Phone: (888) 827-7275

Wells Fargo Securities
Attn: Equity Syndicate Dept.
375 Park Avenue
New York, NY 10152
Phone: (800) 326-5897
Email: cmclientsupport@wellsfargo.com

Credit Suisse Securities (USA) LLC
Attn: Prospectus Department
One Madison Avenue, 1B
New York, NY 10010
Phone: (800) 221-1037

Raymond James & Associates, Inc.
Attn: Equity Syndicate
880 Carillon Parkway
St. Petersburg, FL 33716
Phone: (800) 248-8863
This press release does not constitute an offer to sell or a solicitation of an offer to buy units or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.

This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include the Company’s plans to complete a public offering of its limited liability company interests and the use of proceeds therefrom. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company and other factors described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Investors: LINN Energy, LLC Clay Jeansonne, Vice President — Investor Relations 281-840-4193

Media: LINN Energy, LLC Paula Beasley, Manager, Public Affairs & Communications 281-840-4183